TELECOMMUNICATIONS SPACE LICENSE
"THE HUB @ 32 SIXTH" 32 Avenue of the Americas, New York, New York

Dated as of February 20, 2006

In consideration of the mutual agreements in this Agreement, RUDIN MANAGEMENT COMPANY, INC., as agent for 32 SIXTH AVENUE COMPANY LLC, a Delaware limited liability company, located at 345 Park Avenue, New York, New York 10154, (“Licensor”) grants to the stated Licensee, subject to the terms of this Agreement, a limited, revocable, nonexclusive license (the “License”) as follows:

(a) to install, operate and maintain Licensee’s Equipment (as defined in Schedule A hereto) in the “Licensed Space” (as defined below), placed in co-location facility and “Meet Point” area all known as The Hub @ 32 Sixth, located on the 24th floor of the Building known as 32 Avenue of the Americas, New York, New York (such co-location facility and Meet Point area referred to as the “The Hub” or “The Hub Room”and such Building is the “Building”), and

(b) as specified in a Service Order between Licensor and Licensee, to install and use cable and wiring through certain vertical risers, pathways and basement or rooftop antenna entrance links in the Building, as designated by Licensor, to allow Licensee’s connection of its Licensed Space in The Hub to various telecommunication providers outside the Building (which risers, pathways and entrance links are referred to the (“Building Communication Spaces”). and

(c) to install, operate and maintain certain telecommunications antennas, cabling and related equipment on the rooftop of the Building all as designated by Licensor and in accordance with the terms of Exhibit 2 hereof.

The License is granted to Licensee only in accordance with the Basic License Terms listed below, the annexed General Terms and Conditions of The Hub @ 32 Sixth Telecommunications Space License and the Schedules and Exhibits attached hereto and incorporated in this Agreement (all of which shall constitute this “Agreement”). Licensee agrees to pay the “License Fees” and to observe and perform all other obligations imposed upon the Licensee under this Agreement.

BASIC LICENSE TERMS:

1. Name and Address of Licensee (the "Licensee"):	Microwave Satellite Technologies, Inc. 259-263 Goffle Road Hawthorne, New Jersey 07506 Attn: Frank T. Matarazzo, President Phone: (973) 304-6080 x123 Fax: (973) 304-6081 Mobile: (201) 310 3313

Copies of Notices to Licensee to:	Womble Carlyle Sandridge & Rice PLLC 1401 Eye Street, N.W. Seventh Floor Washington, D.C. 20006 Attn: Howard J. Barr, Esq.

The Hub @ 32 Sixth Telecommunications Space License

2.    Term of License (the “License Term”): Five (5) years

A.	Commencement Date of License Term (the “Commencement Date”): March 1, 2006
(or, if not available on such date, on the date five (5) days after Licensor’s notice of availability)

B.	Expiration Date of the License Term: (the “Expiration Date”): February 28, 2011
(or, if the Commencement Date is later than March 1, 2006, as set forth above, then the last day of the calendar month in which the date immediately preceding the fifth (5th) anniversary of the Commencement Date shall occur)

3.    Designation of Co-Location or Cabinet Space [as indicated on Exhibit 1] (the "Licensed Space"):
One sixty-four (64’) foot cage as designated by Licensor

The term "usable square feet" as applied to the Licensed Space means sixty-four (64) usable square feet.

4.    License Fees (the “License Fees”) to be paid without set off or deduction:

a. Annual Fee:	$19,968.00 per annum payable in monthly installments of $1,664.00

b. Initial Set Up Fee:	$7,600.00 paid on execution of this Agreement

c. Panel Fees:	to be determined by separate Service Order executed by Licensor and Licensee, provided however, in addition to other Panel Fees as may be determined by separate Service Order, Licensee shall pay $50.00 per month for its initial so-called “ethernet connection” and $150.00 per month for each additional so-called “ethernet connection”

d. Antenna Fee:	See Section B of Exhibit 2

Until notified otherwise by written instruction from the holder of the mortgage on the Building, LaSalle Bank, National Association, Trustee for the Commercial Mortgage Pass-Through Certificates, Series COMM-2001-J2, or its servicer GMAC Commercial Mortgage Corporation, or any successor thereto, all payments of License Fees and other charges to be made under this Agreement should be made payable to “32 Sixth Avenue Company LLC Deposit Account”; payments by check should be sent to:

“GMAC Re: 32 Sixth Avenue Company LLC Deposit Account”
Account No.: 323345034
General Post Office, PO Box 26763, New York, NY 10087-6763

Payments by wire transfer should be sent to:

JPMorgan Chase Bank
“32 Sixth Avenue Company LLC Deposit Account”
Account No.: 323345034/ ABA No.: 021-000-021

with an e-mail confirmation sent to the following e-mail address: wireflag@rudin.com or such other e-mail address as Licensor may, from time to time, designate

5.    Security Deposit: N/A (the “License Security Deposit”)

6.    Consultant (the “Named Consultant”): N/A

The Hub @ 32 Sixth Telecommunications Space License

7.     Attachments:

Schedule A-	General Terms & Conditions of The Hub @ 32 Telecommunications Space License
Exhibit 1 -	Licensed Space
Exhibit 2 -	Terms and Conditions for Antenna Installation
Exhibit 2A -	Licensee’s Antenna Equipment
Exhibit 2B-	Technical Standards

8.	Incorporated Documents: The following items delivered to Licensee are deemed part of this Agreement: (i) the Building Rules, (ii) The Hub Rules, and (iii) Hub Room Features

Licensor:

Rudin Management Company, Inc.,
as Agent for 32 SIXTH AVENUE COMPANY LLC

By:

Name:
Title:

Licensee:

MICROWAVE SATELLITE TECHNOLOGIES, INC.

By:

Name:
Title:

The Hub @ 32 Sixth Telecommunications Space License

SCHEDULE A

GENERAL TERMS AND CONDITIONS OF THE HUB @ 32 SIXTH
TELECOMMUNICATIONS SPACE LICENSE

1. No Representations/ “As Is”: Licensor makes no representation as to the Licensed Space or the Building. Licensee has fully investigated the Licensed Space and Building and agrees to take the Licensed Space "as is" and Licensor shall have no obligation to do any work or installations to prepare the Licensed Space for Licensee's use, occupancy of Licensee’s business therein.

2. License Fees: From the Commencement Date, Licensee shall pay to Licensor the License Fees in full without setoff or deduction paid in lawful money of the United States. The Annual Fee shall be paid by Licensee in monthly installments, as set forth in the Basic License Terms, on the first (1st) day of each month of the License Term. The Initial Set Up Fee shall be a single one-time fee which shall be payable upon the execution of this Agreement. The Panel Fees shall be determined by a separate Service Order between Licensee and Licensor regarding the use of certain Connection Panels; such Service Order shall be part of this Agreement; the Panel Fees shall be payable monthly on the first (1st) day of each month of the License Term, after the Service Order’s effective date. Licensor shall have all of the rights and remedies at law to collect the License Fees as rent.

3. Licensee’s Obligations:

A.   Licensee shall use the Licensed Space solely for installation and operation of the permitted telecommunications equipment of Licensee (“Licensee’s Equipment”), the conduct of Licensee’s telecommunications business, and through the Licensee’s use of panels (pursuant to a Service Order between Licensor and Licensee), to connect Licensee’s Equipment to other users of The Hub for Licensee’s telecommunications business and for no other purpose. All interconnections by Licensee to other Hub and Building occupants shall be through the “Meet Point” area subject to Licensor’s rules and regulations. The installation and operation of Licensee’s Equipment shall be subject to Licensor’s consent and comply with the terms and conditions of this Agreement. Licensor shall have the right to withhold its consent to the installation or replacement of any proposed Licensee Equipment which does not comply with such terms and conditions of the Agreement. During the License Term, Licensee shall have the limited right to use Building Communication Spaces, as specifically designated by Licensor, solely to connect, through cables installed by Licensee, Licensee’s Equipment in the Licensed Space with a point of entry in the Building basement or antenna site on the roof of the Building, pursuant to a Service Order by Licensor and Licensee. Licensee shall have no right to use any Building Communication Spaces except under an executed Service Order. All cables and/or fiber to connect Licensee’s Equipment with such basement entrance link or rooftop antenna site shall be installed by Licensee, at Licensee’s cost, as a “Licensee Installation”.

B.   Licensee shall take good care of and make repairs to the Licensed Space and Licensee’s Equipment and the Building by reason of Licensee's use or occupancy thereof or the acts or negligence of Licensee or any Person (as defined in Section 18.E. hereof) acting on behalf of Licensee. Licensee shall clean the Licensed Space and remove any rubbish or garbage therein. All services required by Licensee shall only be provided by contractors and/or service providers at Licensee's expense, approved by Licensor in advance, not to be unreasonably withheld or delayed, if such contractors and service providers have all appropriate government licenses.

The Hub @ 32 Sixth Telecommunications Space License

C.  Licensee shall not use the Licensed Space or approved Building Communication Spaces for the operation of Licensee’s Equipment which would interfere with the operation and management of the Building or the operation or use of The Hub. Licensee shall cease and desist from any such use or interference within twenty-four (24) hours of Licensor’s notice to Licensee to cease and desist. If License fails to so cease and desist, Licensor can take such action as Licensor determines including “shutting down” of Licensee’s operations until such offending use or activity is corrected.

E. Licensee, and all Persons acting on behalf of Licensee, shall comply with and observe all of the rules and regulations of the Building and The Hub including the Building Rules and The Hub Rules delivered to Licensee in connection with this Agreement and any modifications of such rules and regulations of which Licensee has notice, provided same does not materially adversely affect or materially increase Licensee’s rights or obligations under this Agreement. Any rules and regulations of the Building and The Hub not generally enforced against other users or occupants of The Hub who are openly and continually violating such rules and regulations shall not be enforced against Licensee.

F. Installations & Alterations: Licensee shall not make any changes, additions, improvements, alterations, installations or other physical changes to any part of the Licensed Space, the Building, the permitted Building Communication Spaces or any systems including connections in the Meet Point (each a “Licensee Installation”) without Licensor’s prior written consent, and any consent to any Licensee Installation shall be made at Licensee’s sole cost and expense in compliance with all “Legal Requirements” and performed in a manner under such conditions and rules and at such times as Licensor reasonably designates. Licensor’s consent to any Licensee Installation shall be construed as Licensor’s consent or request, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialmen, for the performance of any labor or the furnishing of any material for any specific installation, or repair by Licensor. Any mechanic's or other lien filed against the Building, or the real property on which it is situated, for work done for, or materials furnished to, Licensee or any Person acting on behalf of Licensee shall be completely discharged by Licensee (by bond or otherwise) at Licensee's sole cost and expense, within twenty (20) days after the lien is filed.

4. Legal Compliance and Hazardous Materials: Licensee shall comply with any and all present and future laws, codes, ordinances, statutes, requirements, orders and regulations, ordinary and extraordinary, foreseen and unforeseen, of any Governmental Authority (hereinafter defined) and all directions, requirements, orders and notices of violations thereof, which may apply to Licensee's use and occupancy of the Licensed Space or the Building, or the operation of Licensee’s Equipment (collectively “Legal Requirements”). The term “Governmental Authority” shall mean the United States of America, the State of New York, the City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over Licensor, Licensee, the operation the Licensed Space, this Agreement or the Building, including, without limitation, the FCC and the Federal Aviation Agency. Licensee shall not install, place, generate, store, install, dispose of or otherwise handle or abate any asbestos containing materials or any substance, waste or material which is deemed hazardous, toxic, a pollutant or contaminant, under any Legal Requirement (referred to herein as “Hazardous Substances”) in the Licensed Space or in the Building, in any manner not consented to by Licensor or contrary to any applicable Legal Requirements. Licensee shall, at its cost and expense, remove, clean-up and remedy any Hazardous Substance in the Licensed Space or the Building in accordance with applicable Legal Requirements, if such Hazardous Substances resulted from the action or inaction of Licensee, or any Person acting on behalf of Licensee.

The Hub @ 32 Sixth Telecommunications Space License

5. Services by Licensor to Licensee: If this Agreement is in effect, Licensor shall provide the following services (the “Licensor’s Services”) for Licensee’s use of the Licensed Space as a “Hub Room User”:

A. Electricity & Back Up Power: Licensee shall be provided electrical power with a maximum electrical load of 50 watts per usable square foot at 120/208 volts 3-phase, 4-wire from a point designated by Licensor. Licensee may use the “Backup Power” described in the “Hub Room Features”. Licensee shall install all cables and wiring from the Licensed Space to the location of such Building power and Backup Power provided by Licensor, at Licensee’s expense, as a Licensee Installation. Licensor may, at Licensee’s expense, make all connections of such cables and wiring for the Building power and Backup Power. At no time shall the use of the electrical energy in the Licensed Space or by Licensee’s Equipment exceed the above mentioned electrical load, and Licensor reserves the right to disconnect either the Licensed Space or Licensee’s Equipment if this restriction is violated. If the quantity or character of electrical service is changed by the service supplier for the Building or is not available or suitable for Licensee's requirements, no such change, unavailability or unsuitability shall constitute an actual or constructive eviction, or entitle Licensee to any abatement or diminution of any fees or sums due Licensor from Licensee, or relieve Licensee from any of its obligations under this Agreement, or impose any liability upon Licensor, or its agents.

B. HVAC: Licensor shall provide cooling to the Co-Location Hub consistent with The Hub Room Features listed as “Cooling”.

C. Grounding: Licensee may use the Telecommunications Grounding Backbone consistent with The Hub Room Features listed as “Grounding”.

D. Security: Licensor shall provide security for The Hub consistent with The Hub Room Features listed as “Security”.

E. Elevators: Licensor, at Licensor's expense, shall furnish necessary passenger elevator facilities twenty-four (24) hours per day on Business Days (as defined in Section 18.E. hereof) and on Saturdays from 8:00 A.M. to 6:00 P.M. plus a passenger elevator subject to call at all other times. Licensee shall be entitled to the non-exclusive use of the freight elevator in common with other tenants and occupants of the Building from 8:00 A.M. to 6:00 P.M. on Business Days, subject to Licensor’s reasonable rules as for such use.

6. Licensor’s Repairs & Improvement To Services: Licensor may stop any of the services to Licensee or systems or facilities in the Building by reason of accident or emergency, or for repairs, alterations, replacements or improvements. Except in emergencies, Licensor shall endeavor (without obligation or liability) to give Licensee advance notice of any such stoppage of service which would adversely affect Licensee’s business, and Licensor shall use diligent efforts (without use of overtime) to such adverse affect. If electric power to Licensee’s Equipment is adversely affected by such stoppage, Licensor and Licensee shall reasonably cooperate with each other to provide alternative electric power sources (including Backup Power) during the relevant period of stoppage. Any stoppage by Licensor hereunder shall not constitute an actual or constructive eviction or entitle Licensee to any abatement or diminution of the License Fees or any other sums payable by Licensee under this Agreement, or relieve Licensee from any of its obligations under this Agreement, or impose any liability upon Licensor or its agents by reason of inconvenience or annoyance to Licensee, or to Licensee's business.

The Hub @ 32 Sixth Telecommunications Space License

7. No Assignment or Sublicensing or Other User / Permitted Co-Locators:

A. No Assignment or Sublicensing or Other User: Licensee shall not assign its rights under this Agreement to any Person without the express prior written consent of Licensor. Licensee shall not permit any Person other than Licensee to use the Licensed Space or any portion thereof or any Building Communication Space allocated to Licensee without the express prior written consent of Licensor. However, as long as Licensee is not in default of this Agreement beyond applicable notice and cure periods, Licensee shall have the right, without the prior consent of (but upon notice to) Licensor, to permit the use or occupancy of all or any part of the Licensed Space by any subsidiary or affiliate of Licensee for the use permitted in this License only for such period as it shall remain a subsidiary or affiliate. “Subsidiary” and “affiliate” shall have the meaning generally accepted under Regulation S-X under the Securities Act of 1933, as amended. Such use or occupancy shall be subject and subordinate to all of the terms of this License but such user or occupant shall have no interest in this License or the Licensed Space. As long as Licensee is not then in default under this Agreement beyond applicable notice and cure periods, Licensor shall not unreasonably withhold or delay its consent to an assignment of Licensee's interest in this Agreement to any Person which is a successor of Licensee, either by merger or consolidation or the purchase of all or substantially all of the assets, business and goodwill of Licensee named herein, provided that (w) said Person shall have a net worth, as determined by GAAP, upon acceptable statements to Licensor, at least equal to that of Licensee named herein as of the date of this License, (x) such successor Person continues to operate Licensee's present business in the Licensed Space and assumes the obligations of Licensee under this Agreement and (y) such assignment and assumption is upon instruments in form and substance acceptable to Licensor. If Licensor unreasonably denies such consent, Licensee's sole remedy shall be to have the proposed assignment deemed valid without any additional liability on Licensor. Licensor may freely transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building and The Hub and no further liability or obligation shall thereafter accrue against Licensor.

B. Permitted Co-Locators: Subject to Licensor’s prior approval in each instance, the co-location in the Licensed Equipment Space of equipment only, by any other telecommunications or internet service provider (each such provider as and if approved, a “Permitted Co-Locator”) who is doing business with Licensee pursuant to an agreement with Licensee shall be permitted provided that (i) such collocation shall be subject to all of the terms, covenants and conditions of this License, including, but not limited to, Sections 3F, 4 and 5; (ii) Licensee shall provide Licensor with a notice prior to any such proposed collocation advising Licensor of the name of any such proposed Permitted Co-Locator and the character and nature of the business to be conducted by the proposed Permitted Co-Locator and the nature of the business relationship between the Permitted Co-Locator and Licensee and the expected duration of the proposed co-location; and (iii) upon Licensor’s request, Licensee shall deliver to Licensor a copy of any executed agreement with the Permitted Co-Locator with respect to the co-location in question, with the understanding that if such executed agreement is clearly and conspicuously marked confidential then Owner shall take reasonable steps to maintain the terms contained therein confidential. Any use and occupancy of the Licensed Equipment Space by any Permitted Co-Locator shall be subject and subordinate to all of the terms of this License but such user or occupant shall have no interest in this License or the Licensed Space.

The Hub @ 32 Sixth Telecommunications Space License

8.   Licensor's Entry Rights: Licensor shall have the right, at all times to (a) enter any portion of The Hub or the Building Communication Spaces in connection with Licensor’s operation of the Building or (b) enter the Licensed Space in connection with Licensor's operation of the Building, provided that if the Licensed Space or the conduct of Licensee’s business shall be affected thereby, then, in all non-emergency situations, such entry by Licensor shall be made upon reasonable advance notice to Licensee (which notice may be given orally) and, in a manner to minimize interference with Licensee's use thereof.

9.  Expiration of License Term and Removal of Licensee's Equipment & Property; Holdover

A. On the Expiration Date or at earlier termination of the License Term in accordance with the terms of this Agreement or pursuant to law (the “Termination Date”), Licensee shall, at Licensee’s expense (x) immediately vacate and surrender the Licensed Space to Licensor (Time Being of the Essence) and immediately remove all of Licensee's Equipment from the Building and (y) repair any damage to the Building or the property of any other Building occupant caused thereby. Any Licensee’s Equipment not so removed within thirty (30) days after the Termination Date may, at Licensor's sole option, (i) be removed and stored by Licensor at Licensee's expense or (ii) be deemed abandoned by Licensee and, without compensation to Licensee, become the property of Licensor. Licensor, at Licensor’s option upon notice to Licensee, may, at no cost to Licensor, require all or any portion of Licensee’s cable in the Building Communication Spaces to remain in the Building as of the Termination Date. Licensee expressly waives, for itself and for any Person claiming through or under Licensee, any rights under Section 2201 of the New York Civil Practice Law and Rules (or any successor law), with respect to a holdover summary proceeding by Licensor to enforce this Section. Any obligations of Licensee under this Agreement which accrued prior to the Termination Date shall survive.

B. If Licensee, without Licensor's prior written consent, remains in possession of any portion of the Licensed Space or the Building Communications Spaces after the Termination Date, Licensee shall (i) be deemed a licensee at sufferance, and (ii) pay to Licensor a daily occupancy fee, payable in advance on demand of Licensor, calculated on the basis of two-hundred (200%) percent of the License Fees payable during the last year of the License Term, and Licensee will be bound by all of the other terms, covenants and conditions of this Agreement as the same may apply to a occupancy at sufferance, however, such licensee at sufferance and payment of the daily occupancy fee shall not (x) grant any right or authority to utilize or remain in the Licensed Space or the Building Communications Spaces after the Termination Date or (y) create a month-to-month occupancy.

10. Casualty and Condemnation:

A.  If the Licensed Space, The Hub or any other portion of the Building affecting the conduct of business by Licensee, shall be damaged by fire or other casualty, Licensor shall have no obligation to repair such damage and Licensor may by notice terminate this License and the License Term (i) as of the date of such fire or casualty, if the Licensed Space was damaged thereby, or (ii) otherwise on a date set forth in Licensor's notice, provided that if Licensor gives Licensee notice that it intends to repair such damage within ninety (90) days of such damage or casualty then this Agreement shall remain in full force and effect and Licensor shall undertake such repairs with reasonable diligence. Licensor shall not, however, be obligated to repair, replace, or rebuild any of Licensee’s personal property, including but not limited to, Licensee’s Equipment. Licensor shall not be liable for any inconvenience or annoyance to Licensee or injury to Licensee’s business resulting in any way from such damage or the repair thereof. If the Licensee shall be unable to use all or substantially all of the Licensed Space or Licensee's Equipment by reason of a fire or casualty (and Licensee does not conduct its business in the Licensed Space as a result thereof), then, during such period of inability, the License Fee or other sums payable by Licensee shall abate until the earlier of the date (i) such damage is repaired or (ii) Licensee begins to use the Licensed Space or the License Term shall end as provided in this Section. If Licensor shall not give notice that it intends to repair such damage, then, Licensee shall have the option, by notice to Licensor within thirty (30) days after the initial ninety (90) day period, to terminate this Agreement and the License Term effective as of the date of such notice.

The Hub @ 32 Sixth Telecommunications Space License

B. If the Licensed Space or a substantial part of the Building shall be acquired or condemned by any legal authority or for public use or purpose, in which event Licensor may send a notice to Licensee terminating this Agreement and the License Term as of the date of such taking. If a portion of the Building shall be acquired or condemned by any legal authority or for public use or purpose which shall adversely affect Licensee’s use of the Licensed Space, the License granted hereunder shall terminate upon a notice by Licensee to Licensor terminating this Agreement and the License Term as of the date of such taking. If this Agreement and the License Term shall terminate as provided in this Section 10.B. hereof, then, except for those obligations which survive expiration of the License Term, neither party shall have any further obligation or liability under this Agreement for any period after such date of termination.

11. Indemnity, Insurance & Mutual Waiver:

A. Licensee shall indemnify and hold Licensor harmless, together with Licensor’s, members, principals, partners, affiliates, officers, directors, employees and agents, including Rudin Management Company, Inc., (collectively “Licensor’s Indemnitees”) from, all claims, demand, actions, loss, cost, damage, judgment or expense, including legal fees and expenses incurred by Licensor in connection with or arising from (x) the Licensee's use of the Licensed Space or the operation of Licensee’s Equipment, and/or (y) any negligent or improper acts of Licensee or anyone acting on behalf of Licensee in the Building and/or (z) any default by Licensee of its obligations under this Agreement. The aforesaid obligations of Licensee shall survive the expiration, termination, and/or cancellation of this License.

B. For so long as Licensee (or any Person claiming through or under Licensee) shall use or occupy the Licensed Space or any other portion of the Building (including the Meet Point), Licensee shall, at Licensee's cost and expense, obtain and maintain commercial general liability insurance (or its equivalent) in form and amounts reasonably required by Licensor, naming Licensor, and Licensor's Indemnitees as additional insureds, with an insurance company licensed to do business in the State of New York. Licensee shall furnish to Licensor evidence of such insurance in form satisfactory to Licensor, at least ten (10) days prior to the Commencement Date and at least thirty (30) days prior to the expiration of any such policy previously furnished by Licensee.

C. Licensee acknowledges that it has been advised that Licensor's insurance policies do not cover Licensee's Equipment and Licensee's shall obtain insurance covering Licensee’s Equipment and the Licensed Space, which insurance coverage shall include coverage for loss of revenue and/or profits resulting from any casualty to or loss of Licensee’s Equipment. Licensee shall use its best efforts to maintain in Licensee's insurance policies covering Licensee's Equipment, so-called "waiver of subrogation" provisions permitting Licensee to waive any or all right of recovery against any party for loss occasioned by fire or other casualty. If Licensee is unable to obtain such provisions, Licensee shall name Licensor as an additional insured but not as a loss payee under such policies. As long as such “waiver of subrogation” provisions are in force, Licensee waives any right of recovery against Licensor, Licensor’s Indemnitees any lessors under any ground or underlying lease, the holders of any mortgage, and all other tenants or occupants of the Building, for any loss occasioned by fire or other casualty. During any period such waiver is in effect, Licensee shall look solely to the proceeds of such policies to compensate Licensee for any loss occasioned by fire or other casualty.

The Hub @ 32 Sixth Telecommunications Space License

D. Licensor shall have no obligation to keep the Licensed Space or any portion thereof or any equipment installed therein guarded, attended or patrolled and Licensor will have no liability of any kind whatsoever for loss, theft or damage of or to any property, equipment or materials placed or installed on or in the Licensed Space by or on behalf of, or at the invitation of, Licensee.

E. If available at reasonable commercial rates, Licensor shall maintain in Licensor's fire insurance policies covering the Building, so-called “waiver of subrogation provisions” for the benefit of Licensee and to the extent such waiver of subrogation is obtained, Licensor waives (i) any obligation of Licensee to make repairs to the License Premises occasioned by a casualty that is an insured risk under such policies, and (ii) any right of recovery against Licensee for any loss which is an insured risk under such policies. While such waiver is in effect, Licensor shall look solely to the proceeds of such policies to compensate Licensor for any loss occasioned by any casualty which is an insured risk under such policies.

12. Default & Remedies:

A. Each of the following events shall be deemed to be an event of default by Licensee under this Agreement (a "Licensee Event of Default"):

(1) If Licensee shall default in the payment of any License Fees or other sum or money due Licensor under this Agreement for a period of ten (10) days after Licensee’s receipt of Licensor’s written notice of default; or

(2) If Licensee shall default in the observance or performance of any of Licensee's non-monetary obligations under this Agreement for more than thirty (30) days after Licensor’s receipt of Licensor’s written notice of default; or

(3) If there shall be interference with the telecommunications or computer equipment of Licensor or any occupant of the Building by reason of Licensee’s acts or Licensee's Equipment, which is not cured within forty-eight (48) hours of Licensee's receipt of Licensor’s written notice by Licensor; or

(4) If Licensee shall fail to remove any Hazardous Substances installed in the Building by or on behalf of Licensee within forty-eight (48) hours of written notice of such condition by Licensor to Licensee; or

(5) Revocation of Licensee’s permission to provide regulated or non-regulated telecommunications services by any governing entity authorized to regulate Licensee's services; or

The Hub @ 32 Sixth Telecommunications Space License

(6) If Licensee shall file a voluntary petition in bankruptcy or insolvency, or such proceeding shall be commenced against Licensee or Licensee shall be adjudicated a bankrupt or insolvent, or Licensee shall file, or there shall be filed against Licensee, any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or Licensee shall make an assignment for the benefit of creditors, or Licensee shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator for Licensee or of all or any part of Licensee's property; or

(7) If Licensee shall default beyond applicable space periods in the observance or performance of any term, covenant or condition on the part of Licensee to be observed or performed under any other agreement with Licensor, or affiliate of Licensor; or

(8) If Licensee's interest in this License shall devolve upon or pass to any Person, whether by operation of law or otherwise except as expressly permitted in this Agreement.

B.  Upon the occurrence, of any Licensee Event of Default(s), Licensor, at any time thereafter, may give to Licensee a ten (10) days' notice of termination of this License and, accordingly, this Agreement, and the License Term shall come to an end and expire upon the expiration of said ten (10) days with the same effect as if the date of expiration of said ten (10) days were the Expiration Date of the License Term, but Licensee shall remain liable for damages and all other sums payable pursuant to this Agreement or law. Any notice given by Licensor to Licensee under this Section 12 shall be deemed a "ten (10) day notice to quit" under the provisions of Section 713 of the Real Property Actions and Proceedings Law.

C.  If this Agreement and the License Term shall end, due to a Licensee Event of Default, or pursuant to law or equity, Licensor may, thereafter, (x) re-enter the Licensed Space or any part thereof, and any Building Communication Space used by Licensee without notice, either by summary proceedings or other applicable action or proceeding, or by force or otherwise (without being liable to indictment, prosecution or damages therefor), and may repossess the Licensee Equipment Space and any Building Communication Spaces used by Licensee (y) dispossess Licensee and any other Persons from the Licensed Space and any used Building Communication Space and remove from the Licensed Space and any Building Communication Space any and all of their property and effects, and (z) Licensor, at Licensor's option, may re-license or lease the whole or any part of the Licensed Space and Building Communication Space, from time to time, to such tenants or licensees for such periods at such rental fees and upon such other conditions, (including concessions and free rent periods) as Licensor, in its sole discretion, may determine. Licensee waives the service of any notice of intention to re-enter or to institute legal proceedings which may otherwise be required to be given under applicable law. Licensee, on behalf of itself and all Persons claiming through or under Licensee, including all creditors, waives any and all rights which Licensee and such Persons might have to redeem, re-enter or repossess the Licensee Equipment Space and such Building Communication Spaces, or to restore the operation of this Agreement, after (i) Licensee shall have been dispossessed by a judgment or by warrant of any court, or (ii) any re-entry by Licensor, or (iii) any expiration or termination of this Agreement.

The Hub @ 32 Sixth Telecommunications Space License

D. If this Agreement and the License Term shall expire and come to an end by reason of a Licensee Event of Default or any action or proceeding, or if Licensor shall re-enter the Licensed Space as by reason of a Licensee Event of Default, or by or under any summary proceeding or any other action or proceeding, then

(x) Licensee shall pay to Licensor all unpaid License Fees and other charges payable under this Agreement to the Termination Date or to the date of Licensor’s re-entry; and

(y) Licensee shall pay to Licensor, on demand, as liquidated and agreed final damages, an amount by which the License Fees reserved in this Agreement for the period which otherwise would have constituted the unexpired portion of the License Term exceeds the then fair and reasonable rental value of the Licensed Space for the same period, both discounted to present worth at the rate of six (6%) percent per annum. The amount of rent or fees reserved upon such re-licensing shall be deemed, prima facie, to be the fair and reasonable value for the part or the whole of the Licensed Space so re-licensed during the term of the re-licensing.

The obligations of Licensee hereunder shall survive the termination of this Agreement and the License Term.

E. This section shall not limit or preclude any other rights, remedies or claims, including any right to damages, which Licensor may have under law or at equity due to Licensee’s default of its obligations. Licensor may remedy, at Licensee’s expense, any Licensee default at Licensee’s cost and expense. Also, Licensor reserves the right to seek equitable or injunctive relief against Licensee with respect to any improper act or default by Licensee.

13. Notices: Any notices or other communications to be given pursuant to this Agreement shall be effective only if in writing, sent by either (i) registered or certified mail, return receipt requested, or (ii) by a nationally recognized courier service such as Federal Express or UPS, addressed as follows:

(a) To Licensor:

at:	with a copy to:
Rudin Management Company, Inc.	Goldfarb & Fleece, Esqs.
As Agent of Licensor	345 Park Avenue
345 Park Avenue	New York, New York 10154-0101
New York, New York 10154-0101	Attn: Bruce S. Leffler, Esq.
Attn: John J. Gilbert, III

(b) To Licensee:

at: the address of Licensee listed	with a copy to: as indicated under Licensee
in the Basic License Terms	in the Basic License Terms

Any such notice or other communication shall be deemed to have been rendered or given on the date next following the day it was mailed or given to such courier service. The above addresses are subject to change on thirty (30) days prior notice.

The Hub @ 32 Sixth Telecommunications Space License

14. Subordination and Licensee Estoppel Certificate:

A. This Agreement and all of Licensee's rights hereunder shall remain, subject and subordinate to all ground or underlying leases now or hereafter in effect and to all mortgages now or hereafter affecting such leases and/or the Building and to all advances made or hereafter made under such mortgages, and to all renewals, modifications, consolidations, correlations, replacements and extensions of, and substitutions for, such leases and mortgages.

B. From time to time, within seven (7) days next following Licensor's request, Licensee shall deliver to Licensor a written statement executed and acknowledged by Licensee, in form reasonably satisfactory to Licensor as to the status of this Agreement and Licensee’s and Licensor’s respective obligations thereunder.

15.  Limited Liability of Licensor: The liability of Licensor for any of Licensor's obligations or covenants under this Agreement or the performance thereof shall be limited to Licensor's interest in the Building, and Licensee shall not look to any of Licensor's other assets for enforcement or satisfaction of obligation, nor shall Licensee seek recourse for such enforcement or satisfaction against any general or limited partner, officer, director, member, employee, shareholder or principal of Licensor or any agent thereof or any Person otherwise associated with Licensor. If Licensor is determined to be unreasonable as to a requested Licensee consent in violation of a covenant to be reasonable Licensee’s sole remedy is that Licensor shall be deemed to have granted the requested consent or approval and Licensor shall not be liable to Licensee for a breach of Licensor's covenant not unreasonably to withhold such consent or approval, or otherwise. Notwithstanding anything to the contrary in this License Agreement, in any case in which Licensor or Licensee is liable in damages to the other by reason of breach of this License Agreement or otherwise, such damages shall consist solely of direct damages and in no event shall either party be obligated or liable to the other for consequential damages or special or indirect damages.

16. Licensor's Relocation Option: Upon ninety (90) days prior notice to Licensee, Licensor may, in Licensor’s sole discretion and expense, relocate the Licensed Space and Licensee's Equipment, to another location in The Hub, provided such relocation does not materially adversely affect Licensee’s business (referred to herein as "Licensor's Relocation Right"). Such relocation processes shall be undertaken in a manner which shall provide for the continued conduct of Licensee’s business including a reasonably scheduled cut-over procedure, if required. Licensor shall not be responsible for damage to the Licensed Equipment or for theft, misappropriation or loss thereof from such relocation. If Licensor exercises Licensor's Relocation Right, then, Licensee may, upon notice to Licensor, cancel this Agreement within ninety (90) days of Licensor's relocation notice and, except as otherwise specifically set forth herein, Licensor and Licensee shall be relieved of all further obligations to each other; however, if Licensor cancels such exercise of Licensor’s Relocation Right within five (5) days after receipt of Licensee’s cancellation notice, then such Licensee cancellation shall be deemed of no effect and this Agreement shall remain in full force and effect.

17. License Security Deposit: Licensee delivers a License Security Deposit under the Basic License Terms, then the following shall apply: If there is a default by Licensee of its obligations, including a failure to pay the License Fees, or any other charges or fees due, Licensor may, without exhausting its other rights and remedies against Licensee, use or apply all or any part of the License Security Deposit for the payment of any sum so due, without waiving any other rights or remedies of Licensor with respect to such default. After the Termination Date, if Licensee fully complies with its obligations, Licensor shall return to Licensee the balance of the License Security Deposit. Unless prohibited by law or by the general policies of lending institutions in New York City, Licensor shall deposit the License Security Deposit in an interest-bearing savings account in a Licensor-selected bank, and all interest accruing thereon shall become part of the License Security Deposit. Licensor shall be entitled to retain the one (1%) percent administrative fee permitted by law. Licensee shall not assign or encumber any part of the License Security Deposit, and no such assignment or encumbrance by Licensee shall be binding upon Licensor. Recourse to any other form of security held by Licensor shall not affect any remedies of Licensor under this License or available in law or equity. Upon a sale, assignment or transfer by Licensor of its interest in the Building or this Agreement, Licensor may transfer the License Security Deposit to its grantee, assignee or transferee and, in such event Licensor shall have no liability to Licensee for the return of the License Security Deposit and Licensee shall look solely to the grantee, assignee or transferee for such return.

The Hub @ 32 Sixth Telecommunications Space License

18. Miscellaneous Provisions.

A. Non-Exclusive License Only: This License and the permitted use is on a non-exclusive basis and Licensor may grant, renew or extend similar licenses to others in The Hub and in the Building and nothing contained in this Agreement shall be deemed to create a so-called landlord-tenant relationship.

B. Use of Name of Building or “The Hub @ 32 Sixth”: Unless Licensor consents prior to any such use, no publicity or advertising by or on behalf of Licensee shall mention the Building, the name of “The Hub” or the name “The Hub @ 32 Sixth” or the name of Licensor for any purpose except that the address of the Building may be stated in such advertising or publicity as a location of Licensee’s Equipment. This Agreement shall not be deemed to mean that Licensor endorses or supports the business services of Licensee.

C.  No Implied Waiver/Inability-Force Majeure/ Survival: Any waiver by either party must be written and shall apply only to the subject matter thereof. If, by reason of labor disputes, casualty (or delays in adjustment of insurance), accidents, Legal Requirements or any other cause beyond Licensor's or Licensee's reasonable control, either, Licensor or Licensee is unable to perform, fulfill or is delayed in fulfilling any of their respective obligations under this Agreement or any collateral instrument (other than the payment of monies), then the performance shall be suspended to the extent of and during the duration of such inability; no such inability or delay shall (i) constitute an actual or constructive eviction of Licensee or entitle Licensee to any abatement or diminution of any of the License Fees or sums due Licensor hereunder, (ii) relieve Licensor or Licensee, as the case may be, from any of their respective obligations under this Agreement which are not affected by such inability or delay, or impose any liability upon any party, by reason of inconvenience or annoyance to the other party, or injury to or interruption of Licensee's business, or otherwise. Any obligation of the parties relating to monies owed, as well as those provisions relating to limitations on liability, indemnification and causes of action, shall survive the end, expiration, cancellation or termination of this Agreement.

D.  Entire Agreement/Modifications/Counterparts: This Agreement embodies and constitutes the entire understanding between the parties and may not be modified, amended or terminated, and Licensee's obligations shall not be discharged, except as expressly provided by written instrument executed by the parties hereto. All Service Orders between Licensor and Licensee for the administration of this Agreement shall only be effective if in writing signed by both Licensor and Licensee. This Agreement may be executed in several counterparts, which together shall constitute one and the same instrument.

The Hub @ 32 Sixth Telecommunications Space License

E.  Certain Definitions/Invalid Term/Construction of Terms: The following terms shall mean: "Business Days" as used in this Agreement shall exclude Saturdays, Sundays and holidays; " Holidays" as used in this Agreement shall mean all days observed as legal holidays by either the New York State Government or the Federal Government of the United States; " Person" and "Persons" shall be deemed to include natural persons, firms, corporations, limited liability companies, partnerships, limited partnerships, associations and any other private or public entities, whether any of the foregoing are acting on their own behalf or in a representative capacity. If any term, covenant or condition of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement shall not be affected. This Agreement shall be construed without regard to any presumption requiring construction against the party causing this Agreement to be drafted.

F.   Brokers: Licensor and Licensee mutually represent and warrant to the other that they had no dealings with any brokers, consultants, individuals or any other entities in the negotiation and/or consummation of this Agreement other than the “Named Consultant” (if any) listed in the Basic License Term. Licensor and Licensee shall indemnify and hold the other party harmless from and against any claims, costs, expenses (including, without limitation, legal fees) and other liabilities incurred by the other party by reason of any claim or action for a commission or fee or other compensation by any Person or broker other than the Named Consultant in connection with this Agreement with whom the indemnifying party may have dealt. The provisions of this Paragraph shall survive the expiration or earlier termination of the License Term and this Agreement.

G.   Binding Effect/ Successors & Assign/No Recording: This Agreement shall not be binding or effective until this Agreement is executed and delivered unconditionally by Licensor and Licensee. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective legal representatives, successors and assigns. The descriptive heading of the several sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement. Licensee shall have no right to record this Agreement or any memorandum hereof.

H. Antenna: Licensee shall have the right to install up to two (2) antenna(s) (the “Licensee's Antenna(s)”) provided, however, that such right and such installation shall be subject in all respects to the terms and conditions set forth on Exhibit 2 annexed hereto and made a part hereof. Licensee represents and covenants to Licensor that any Licensee's Antenna will be used for the reception of signals only and shall not be used for the transmission of signals under any circumstances. Licensee hereby indemnifies and holds Licensor harmless of and from all loss, cost, liability and expense (including, without limitation, reasonable attorneys fees) arising from or in connection with a breach of the foregoing representation and covenant.

END OF GENERAL TERMS AND CONDITIONS OF THE HUB TELECOMMUNICATIONS SPACE LICENSE

The Hub @ 32 Sixth Telecommunications Space License

EXHIBIT 1

LICENSED SPACE

[TO BE DESIGNATED BY LICENSOR]

The Hub @ 32 Sixth Telecommunications Space License

EXHIBIT 2

TERMS AND CONDITIONS FOR ANTENNA INSTALLATION

A. Installation, Maintenance, Operation and Repair of Licensee's Antenna Equipment. Subject to Licensor's consent and Licensee's compliance with the provisions of this subdivision A, Licensee may install on the roof of the Building, (the “Rooftop Licensed Site”), up to two (2) antenna(s) (sometimes referred to herein collectively as the “Licensee's Antenna(s)”, and together with the hereinafter defined "Licensee's Antenna Connecting Equipment", sometimes referred to herein, collectively, as "Licensee's Antenna Equipment" and set forth on Exhibit 2-A annexed hereto and made a part hereof). In the event that Licensee seeks to install such Licensee's Antenna Equipment, Licensee shall, at its sole cost and expense, prepare and deliver to Licensor detailed plans and specifications of the proposed Licensee's Antenna Equipment, its placement on the roof (including the method of installation and the proposed location of Licensee's cables (referred to herein as "Licensee's Antenna Connecting Equipment") connecting such Antenna to equipment in the Licensed Equipment Space running through conduits, pipes or shafts in the Building, the exact location of which shall be approved and designated by Licensor. No work shall commence until Licensor has approved in writing, such drawings, plans and specifications, which approval shall not be unreasonably withheld or unduly delayed. All of the foregoing installations of Licensee's Antenna Equipment shall be made at Licensee's sole cost and expense and in accordance with all the provisions of this Agreement, including, but not limited to, the provisions of Section 3 of Schedule A. Licensor shall have no responsibility for the maintenance and repair of Licensee's Antenna Equipment and Licensee, at Licensee's sole cost and expense, shall keep all said installations of Licensee's Antenna Equipment in good condition and make all necessary repairs and replacements thereto and to the Building occasioned thereby. Licensee, at Licensee's cost and expense, shall repair any damage to the Building occasioned by the installation, maintenance, relocation or removal of such Licensee's Antenna Equipment. Licensee further agrees that the maintenance and operation of Licensee's Antenna Equipment shall comply with the provisions of Sections 3 and 4 of Schedule A, including, but not limited to, all Legal Requirements. In the event Licensee chooses to use a contractor for installation, the installation of Licensee's Antenna Equipment shall be made on behalf of Licensee by a contractor or contractors designated by Licensee and approved by Licensor. Licensee further understands and agrees that the aesthetic characteristics of the Building are of significant commercial importance to Licensor and, therefore, Licensee shall ensure that the installed appearance of Licensee's Antenna Equipment will be subject to Licensor's prior written approval.

B. Antenna Fee. In consideration of Licensee’s right to install the Licensee’s Antenna(s) pursuant to the terms of this License Agreement, from and after the Commencement Date, Licensee shall pay to Licensor a fee (referred to herein as the “Antenna Fee”) at an aggregate monthly rate of TWO HUNDRED FIFTY ($250.00) DOLLARS for each antenna installed at the Rooftop Licensed Site, payable in equal monthly installments in advance on the first (1st) day of each month of the License Term, together with the payment of the monthly installments of the Annual Fee and Panel Fees, without prior demand therefor and without any offset, credit or deduction whatsoever.

C. End of Term. Upon the expiration date or sooner termination of the License Term, or if required by any Legal Requirements, Licensee, at Licensee's sole cost and expense, shall remove such installations and make all repairs to the Building occasioned by such removal, reasonable wear and tear excepted. If Licensor elects, however, to have Licensee's Antenna Connecting Equipment remain in the Licensed Equipment Space and the Building, such installations shall remain in the Licensed Equipment Space and the Building at no cost and expense to Licensor. Licensee's Antenna Equipment shall be subject to such conditions with respect to the installation, operation and maintenance thereof as set forth herein.

D. (1) No Interference/Shutdown. Licensee agrees that Licensee's Antenna Equipment shall be designed, operated, installed and maintained in such a manner that it shall not (i) interfere with any other then existing telecommunication equipment on or in the Building, or (ii) interfere with the use of the roof, or if applicable "set-back", or any other part of the Building by Licensor or any tenant, telecommunications licensee, user or occupant of the Building including the operation of communication or computer equipment by such person or (iii) create any danger to the health and safety of persons or the Building or to the environment. For the purpose hereof, such interference shall include (a) any electrical, electromagnetic or radio frequency interference, (b) any restrictions or limitation of any space tenants in the Building to conduct their business therein or use or occupy their space, or (c) the needs of other space tenants in the Building (as opposed to telecommunications companies which are not associated with such space tenants and install antennas on the Building after the installation of Licensee's Antenna Equipment). If, in the judgment of Licensor, any such interference or danger shall occur or might occur as a result of the operation of Licensee's Antenna Equipment, then Licensee shall promptly correct or cure such situation at Licensee's sole cost and expense including Licensee's promptly ceasing operation and use of Licensee's Antenna Equipment (except for intermittent testing on a schedule approved by Licensor) until the interference or emergency situation has been corrected to the satisfaction of Licensor. Notwithstanding the foregoing, Licensor makes no representation that any such other licensees or equipment shall not interfere with the operation of Licensee’s Equipment, provided, however, that Licensor shall endeavor to include in any license agreements entered into with respect to antenna equipment to be installed on the Building by other licensees after the installation of Licensee's Antenna Equipment provisions substantially similar to the foregoing with respect to interference with then existing telecommunication equipment on or in the Building, provided that Licensor’s failure to so include any such provisions shall not vitiate the provisions of this Agreement, including, without limitation, the provisions of this Exhibit 2, nor reduce, limit or otherwise any of Licensee’s obligations hereunder.

The Hub @ 32 Sixth Telecommunications Space License

If Licensee shall fail to promptly (i.e. 2 hours) remedy or cure such interference, whether by shutting down of Licensee's Antenna Equipment or otherwise, and an emergency or dangerous situation arises or is exacerbated therefrom, then, Licensor may act, at Licensee's cost and expense, to shut down Licensee's Antenna Equipment to eliminate such interference and/or correct such emergency situation and Licensor shall have no liability to Licensee as a result thereof. Any such sums due Licensor from Licensee pursuant to the provisions of this Exhibit 2 shall be deemed added to the License Fees and shall be deemed additional rent, paid and collectable as part of such License Fees and such obligation of Licensee shall survive the termination or cancellation of this License.

In the event antenna equipment installed on the Building by other rooftop communications companies after the installation of Licensee's Antenna Equipment causes material and adverse interference to and with the operation of Licensee’s Antenna Equipment, and provided Licensee has given Licensor notice of such interference and written proof provided by an independent third-party engineer that substantiates such interference, Licensor shall use commercially reasonable efforts to endeavor to remedy the cause of such alleged interference, provided, however, that Licensor’s failure to so remedy such interference shall not vitiate the provisions of this Agreement, including, without limitation, the provisions of this Exhibit 2, nor reduce, limit or otherwise any of Licensee’s obligations hereunder.

(2) (a) Licensor reserves the right (referred to herein as "Licensor's Antenna Relocation Right"), in its sole discretion and expense, to relocate the Licensee's Antenna Equipment, or any item thereof, to another location on the Building, provided, however, that Licensor shall propose a new site for the relocation of Licensee's Antenna Equipment, or such particular item thereof, which (i) shall be a location on the Building, including the masts and/or towers located on the Building and (ii) would not materially and adversely affect the operation of the subject Licensee's Antenna.

(b) Notwithstanding anything contained herein to the contrary, in the event that Licensor exercises such Licensor’s Antenna Relocation Right, Licensee shall relocate Licensee's Antenna Equipment to such new relocated Licensed Site on or before the date set forth in Licensor's notice to Licensee of such relocation provided that such date shall not be earlier than sixty (60) days of the date of Licensor's notice to Licensee exercising such Licensor’s Antenna Relocation Right.

(c) Subject to Licensor’s Antenna Relocation Rights, Licensor shall not permit any antenna equipment to be installed on the Building by any Future User (as defined herein) which shall physically block the point-to-point transmission or reception of signals to or from Licensee’s Antenna Equipment.

(3) No Licensor Responsibility. Except as otherwise set forth herein, Licensor shall have no responsibility with respect to any interference with Licensee's Antenna Equipment. Any interference with Licensee's Antenna Equipment shall not be deemed to constitute an actual or constructive eviction, in whole or in part, or entitle Licensee to any abatement or diminution of rent, or relieve Licensee from any of its obligations under this License, or impose any liability upon Licensor or its agents by reason of inconvenience or annoyance to Licensee, or injury to or interruption of Licensee's business or otherwise. Notwithstanding any right of election on Licensor's part to have Licensee's Connecting Equipment remain in the Licensed Equipment Space and the Building as hereinabove set forth, all other Licensee's Antenna Equipment shall, for all other purposes of this Lease, be deemed personalty.

The Hub @ 32 Sixth Telecommunications Space License

F. Use. Licensee (or Licensee's agents, as approved or authorized by Licensor) shall use Licensee’s Antenna Equipment for purposes of the transmission and/or reception of signals to and/or from Licensee’s Antenna Equipment. Licensee shall have no right to use Licensee’s Antenna Equipment for any other purpose. Licensee acknowledges and agrees that Licensor may grant similar rights or licenses to other communication companies or tenants of the Building to place similar telecommunications equipment next to Licensee’s Antenna Equipment on or in the Building.

G. Electricity. To the extent Licensee’s Antenna Equipment shall consume additional electrical power than that provided pursuant to Paragraph 5A of the General Terms and Conditions of the Telecommunications License Agreement, Licensee shall pay to Licensor a fee commensurate with the cost incurred by Licensor in providing such additional electricity.

H. Access. In amplification of Section 11 of Schedule A, but in no way limiting said provisions, Licensee shall indemnify and hold harmless any tenants and occupants of the Building through whose space Licensee obtains access as hereinabove provided from all loss, costs, liability, damage and expense, including, but not limited to reasonable counsel fees and disbursements, reasonably or resulting or occurring in any way from such access.

I. Technical Standards. In amplification of Sections 3E and 4 of Schedule A, but in no way limiting said provisions, Licensee agrees that its use of the Rooftop Licensed Site and the installation, operation and maintenance of its Licensee's Antenna Equipment shall at all times, at Licensee's expense, strictly comply with all applicable Legal Requirements (as defined in Section 4 of Schedule A), and the orders and requirements of all Governmental Authorities (as defined in Section 4 of Schedule A), including, without limitation, any Governmental Authorities having jurisdiction over the operation the Rooftop Licensed Site or Licensee's Antenna Equipment, and with such technical standards as may from time to time be established by Licensor for the Rooftop Licensed Site, including, without limitation, technical standards for the Building relating to frequency compatibility, radio interference protection, antenna type and location and physical installation (referred to herein as the "Technical Standards"). The current Technical Standards for the Building and operation of Licensee's Antenna Equipment are attached hereto as Exhibit 2-B. If (i) any applicable Legal Requirements or Governmental Authority, or (ii) any new technical standards established by Licensor, shall require that Licensee modify or revise the then existing installation, operation or maintenance of Licensee's Antenna Equipment, then Licensee shall make such modifications or revisions at Licensee's, sole cost and expense within thirty (30) days thereafter.

J. Testing Procedures: Licensee acknowledges that Licensor has established certain procedures (the "Testing Procedures") with respect to the testing of the transmission and receiving frequencies of antennas and certain other equipment (the "Tested Equipment") prior to their installation on the roof, towers and/or setbacks of the Building with the intent of ascertaining whether such Tested Equipment is likely to cause interference with respect to any other equipment then installed on the Building. Licensor shall maintain the Testing Procedures during the License Term and shall apply the Testing Procedures for all present and/or future tenants, licensees and/or occupants that propose to install Tested Equipment on the roof, towers and/or setbacks of the Building after the date hereof (collectively, "Future Users"). Prior to the installation of Licensee's Antenna Equipment, Licensee shall comply with the Testing Procedures, and Licensee's Antenna Equipment shall be deemed to be Tested Equipment. In connection with the Testing Procedures, Licensee, at Licensee's cost and expense, shall work with Licensor to eliminate (or minimize to Licensor's satisfaction) any interference that may arise with respect to any other antenna equipment then installed on the Building as a result of Licensee's intended transmission and receiving frequencies to be used by Licensee's Antenna Equipment. Subject to the terms of this Agreement, including, but not limited to Section D(1) of this Exhibit 2, Licensee acknowledges that Licensor shall be the ultimate arbiter of interference-related issues with respect to any Tested Equipment of any Future Users.

Licensor agrees to call Licensee’s representative Frank T. Matarazzo at 973-304-6080 ext 123 to notify Licensee of Licensor’s intended implementation of the Testing Procedures with respect to Future Users, it being understood, however, that (i) Licensor’s obligation to so notify Licensee shall be discharged if Licensor either leaves a voicemail or other message for such representative at such number or is unable to reach such representative at such number for any reason and (ii) notwithstanding Licensor’s agreement to so notify Licensee of such implementation of the Testing Procedures, Licensor shall determine, in its sole discretion, all aspects of such implementation including, without limitation, the timing and scheduling thereof.

The Hub @ 32 Sixth Telecommunications Space License

EXHIBIT 2-A

(i) LICENSEE’S ANTENNA EQUIPMENT

[To be provided by Licensee and approved by Licensor]

The Hub @ 32 Sixth Telecommunications Space License

EXHIBIT 2-B

(ii) TECHNICAL STANDARDS

I.	General

All users shall furnish the following to Owner prior to installation of all equipment:

1.	Site application.
2.	Copies of FCC licenses/construction permits.
3.	Accurate block diagrams showing operating frequencies, all system components (active or passive) with gains and losses in DB along with power levels.
4.	Copies of Manufacturers' equipment specifications.

The following will not be permitted at the Licensed Site without the prior written consent of Owner in each instance:

1.	Any equipment without FCC type acceptance.
2.	Add-on power amplifiers.
3.	"Hybrid" equipment with different manufacturers' RF strips.
4.	Open rack mounted receivers and transmitters.
5.	Equipment with crystal oscillator modules which have not been temperature compensated.
6.	Digital/analog hybriding in exciters, unless type-accepted.
7.	Equipment which does not conform to FCC Rules and Regulations.
8.	Non-continuous duty rated transmitters used in continuous duty applications.
9.	Transmitter outputs without a harmonic filter and antenna matching circuitry.
10.	Change in operating frequency(ies).
11.	Equipment not designed for high-density site applications.
12.	Ferrite devices or semiconductors looking directly at an antenna.
13.	Nickel plated connectors.
14.	Cascaded receiver multi-couplers/pre-amps.

II.	Radio Frequency Interference Protective Devices

In general, the following minimum specifications will apply:

30-76 MHz

Isolators - minimum of 60 dB
TX cavity - minimum of 20 dB rejection at plus or minus MHz

130-174 MHz

Dual Stage Isolators - minimum of 60 dB
TX cavity - minimum of 25 dB rejection at ± 1 MHz

406-512 MHz

Dual Stage Isolators - minimum of 60 dB
TX cavity - minimum of 25 dB rejection at ± 1 MHz

806-866 MHz

Dual Stage Isolators - minimum of 60 dB
TX cavity - minimum of 20 dB rejection at ± 5 MHz

The Hub @ 32 Sixth Telecommunications Space License

Frequencies Range as determined by Site Manager

It should be emphasized that the above specifications are minimum requirements. Additional protective devices may be required based upon evaluation of the following information:

Theoretical TX mixes, particularly second and third order
Antenna location and type
Combiner/multi-coupler configurations
Transmitter specifications
Receiver specifications
Historical problems
Transmitter to transmitter isolation
Transmitter to antenna isolation
Transmitter to receiver isolation
Calculated level of IM products
Transmitter output power
Transmitter ERP
Spectrum analyzer measurements
VSWR measurements
Existing cavity selectivity
Antenna to Antenna proximity

III.	All Antennas and Mounts must be:

1.	Mounted only on approved side arms or other specified mount and only one per mount unless authorized by Owner.
2.	All mounting hardware must be stainless steel.
3.	Tagged with weatherproof labels showing manufacturer, model, frequency range and owner.
4.	Bonded with copper braid to tower or building grounding system.
5.	Connections to be taped with stretch vinyl tape (Scotch #33 or equivalent) Scotchkoted (including booted pigtails).
6.	Must meet manufacturer's VSWR specifications.
7.	Antennas with corroded or oxidized elements must be repaired or replaced.
8.	Must be DC grounded type, or have the appropriate lighting protection as determined by Owner.
9.	Unless otherwise authorized by Owner, all antennas must be enclosed in fiberglass radomes.
10.	Mounting pipes must be cut such that they do not extend into the antenna radiating element.
11.	Any rusted, corroded or damaged hardware must be replaced.

IV.	Tower

1.	No welding or drilling of any Tower members will be permitted.
2.	Tower work shall be done only by authorized contractors.

V.	Cable

1.	All antenna lines to be jacketed helix or (equivalent), ½" or greater.
2.	No kinked or cracked cable.
3.	Any cable fasteners exposed to weather must be nylon ultraviolet resistant type or stainless steel when installed on tower.
4.	All transmit interconnecting cables/jumpers must be solid copper out conductor (½" superflex or equivalent), not to exceed 3' in length where practical.
5.	All receiver inter-cabling must be 100% double shielded coax.
6.	All cable must be run in troughs or cable trays where provided.
7.	All unused lines must be tagged at both ends showing termination points.

The Hub @ 32 Sixth Telecommunications Space License

8.	All AC line cords must be 3 conductor with grounding plugs.
9.	Where no troughs or cable trays exist, all cable must be secured at not less than 3' intervals.
10.	All transmission lines must be grounded immediately before making the bend under the waveguide bridge with grounding kits made specifically for this purpose.
11.	All transmission lines must be clamped with stainless steel clamps made specifically for this purpose (not wraplock) to the waveguide bridge for the full external run of the line.
12.	All antenna transmission lines shall be grounded at both the antenna and equipment ends, with the appropriate grounding kits.

VI.	Connectors

1.	Must have teflon inserts, UHF or N type, including chassis/bulkhead connectors.
2.	Must be properly fabricated (soldered if applicable) if field installed.
3.	Must be taped and Scotchkoted at least 4" onto jacket if exposed to weather.
4.	Male pins must be proper length.
5.	Female contacts may not be spread.
6.	Connectors must be plier tight as opposed to hand tight.
7.	Must be silver plated or brass.
8.	Must be electrically and mechanically equivalent to OEM connectors.

VII.	Receivers

1.	No RF pre-amps permitted in front end unless authorized by Owner.
2.	All chassis shields must be in place.
3.	VHF and up must use helical resonator front ends.
4.	Must meet manufacturer's specifications, particularly with regard to bandwidth, discriminator swing and symmetry and spurious responses.
5.	Crystal filters/pre-selectors/cavities must be installed in RX legs where appropriate.
6.	All repeater tone squelch circuitry must use "AND" logic.

VIII.	Transmitters

1.	Must meet original manufacturer's specifications.
2.	All chassis shields must be in place.
3.	Must have a visual indication (panel light) of transmitter operation.
4.	Must be tagged with Licensee's name, equipment model, serial number and operating frequency(ies).
5.	All low level, pre-driver and driver stages in exciter must be shielded.
6.	All power amplifiers must be shielded.
7.	Output power may not exceed specific power guidelines for site, unless otherwise authorized by Owner.

IX.	Combiners/Multi-couplers

1.	Shall at all times meet manufacturer's specifications.
2.	Must be tuned using manufacturer approved procedures.
3.	Must provide dual stage isolation with a minimum standard of 60 dB transmitter to transmitter isolation for all frequency bands.

X.	Cabinets

1.	Must be bonded together and must be grounded to the Building ground system.
2.	All doors must be on or closed.
3.	All unused non-original holes larger than 1" must be covered with copper screen or solid metal plates.

The Hub @ 32 Sixth Telecommunications Space License

XI.	Installation Procedures

1.
Installation shall be subject to the provisions of this License Agreement may take place only after Owner has been notified of the date and time, and only during normal working hours unless otherwise authorized in a manner approved by Owner.

2.	Licensee's Equipment may not be operated until the installation has been approved by Owner, which approval shall not be unreasonably withheld.

XII.	Maintenance/Tuning Procedures

1.	All external indicator lamps/leads must be working.
2.	Equipment parameters must meet manufacturer's specifications.
3.	All cover, shield and rack fasteners must be in place and securely tightened.
4.	Local speakers must be turned off except during service.

XIII.	FCC Licensing

1.	All FCC licenses must be current.
2.	Must be posted as prescribed by FCC rules.

XIV.	Miscellaneous

1.	All installations must be maintained in a neat and orderly manner.
2.	Doors to equipment and antenna spaces shall be closed and locked at all times.
3.	Access to equipment and antennas shall be by authorized personnel only, and only for purposes of installation, service or maintenance.

XV.	Interference Diagnosing Procedures

1.	Licensee must cooperate in a timely fashion with Owner when called upon to investigate a source of interference, whether or not it can be conclusively proven that their equipment is involved.